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                                                                      EXHIBIT 12

                              OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (MILLIONS OF DOLLARS, EXCEPT RATIOS)

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                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
Earnings before income taxes, and minority share owners'
  interests.................................................     $ 81.0         $101.3
Less:  Equity earnings......................................       (3.6)          (3.3)
Add:  Total fixed charges deducted from earnings............      116.8          122.1
      Proportional share of pre-tax earnings (loss) of 50%
  owned       associates....................................        3.0            2.4
      Dividends received from less than 50% owned
  associates................................................        4.7             --
                                                                 ------         ------

      Earnings available for payment of fixed charges.......     $201.9         $222.5
                                                                 ======         ======
Fixed charges (including the Company's proportional share of
  50% owned associates):

      Interest expense......................................     $111.0         $112.7
      Portion of operating lease rental deemed to be
  interest..................................................        3.3            6.9
      Amortization of deferred financing costs and debt
  discount       expense....................................        2.5            2.5
                                                                 ------         ------
      Total fixed charges deducted from earnings and fixed
  charges...................................................      116.8          122.1

Preferred stock dividends (increased to assumed pre-tax
  amount)...................................................        8.1            8.6
                                                                 ------         ------
Combined fixed charges and preferred stock dividends........     $124.9         $130.7
                                                                 ======         ======
Ratio of earnings to fixed charges..........................       1.73           1.82

Ratio of earnings to combined fixed charges and preferred
  stock dividends...........................................       1.62           1.70
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